UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 8)*


                           ISIS PHARMACEUTICALS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    464330109
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         |_| Rule 13d-1(b)
                         |_| Rule 13d-1(c)
                         |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 pages

-------------------                                           ------------------
CUSIP No. 464330109                 13G                       Page 2 of 16 Pages
-------------------                                           ------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER VENTURE PARTNERS II L.P. ("Bessemer II")
              13-3174238
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) | |

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              759,566 shs.
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           759,566 shs.
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              759,566 shs.
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |

------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.5%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- -----------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 16 pages

-------------------                                           ------------------
CUSIP No. 464330109                 13G                       Page 3 of 16 Pages
-------------------                                           ------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              DEER II & CO. LLC ("Deer II")*
              13-3174240
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) | |

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              759,566 shs.
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           759,566 shs.
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              759,566 shs.
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |

------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.5%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- -----------------------------------------------------------------
*The shares reported on this page are the same as those reported on page 2 as Deer II & Co. LLC is the General Partner of Bessemer II.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 16 pages

-------------------                                           ------------------
CUSIP No. 464330109                 13G                       Page 4 of 16 Pages
-------------------                                           ------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER VENTURE PARTNERS III L.P. ("Bessemer III")
              11-3197697
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) | |

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              486,464 shs.
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           486,464 shs.
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              486,464 shs.
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |

------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              1.6%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- -----------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 16 pages

-------------------                                           ------------------
CUSIP No. 464330109                 13G                       Page 5 of 16 Pages
-------------------                                           ------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              DEER III & CO. LLC ("Deer III")*
              11-3197696
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) | |

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              486,464 shs.
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           486,464 shs.
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              486,464 shs.
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |


------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              1.6%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- -----------------------------------------------------------------
*The shares reported on this page are the same as those reported on page 4 as Deer III & Co. LLC is the General Partner of Bessemer III.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 16 pages

-------------------                                           ------------------
CUSIP No. 464330109                 13G                       Page 6 of 16 Pages
-------------------                                           ------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              NEILL H. BROWNSTEIN
              ###-##-####
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) | |
                                                                   (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              -0-
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |

------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              -0-
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 16 pages

-------------------                                           ------------------
CUSIP No. 464330109                 13G                       Page 7 of 16 Pages
-------------------                                           ------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ROBERT H. BUESCHER
              ###-##-####
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) | |
                                                                   (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              8,924 shs.
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           8,924 shs.
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              8,924 shs.
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |

------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.03%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 16 pages

-------------------                                           ------------------
CUSIP No. 464330109                 13G                       Page 8 of 16 Pages
-------------------                                           ------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              WILLIAM T. BURGIN
              ###-##-####
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) | |
                                                                   (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              50,000 shs.
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           50,000 shs.
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              50,000 shs.
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |

------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.17%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 16 pages

-------------------                                           ------------------
CUSIP No. 464330109                 13G                       Page 9 of 16 Pages
-------------------                                           ------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              G. FELDA HARDYMON
              ###-##-####
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) | |
                                                                   (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              33,666 shs.
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           33,666 shs.
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              33,666 shs.
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |


------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.11%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 16 pages

-------------------                                          -------------------
CUSIP No. 464330109                 13G                      Page 10 of 16 Pages
-------------------                                          -------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              CHRISTOPHER F. O. GABRIELI
              ###-##-####
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) | |
                                                                   (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              111,364 shs.
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           111,364 shs.
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              111,364 shs.
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |

------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.4%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 16 pages

-------------------                                          -------------------
CUSIP No. 464330109                 13G                      Page 11 of 16 Pages
-------------------                                          -------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              MICHAEL I. BARACH
              ###-##-####
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) | |
                                                                   (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              140 shs.
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           140 shs.
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              140 shs.
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |


------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.0%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 16 pages

-------------------                                          -------------------
CUSIP No. 464330109                 13G                      Page 12 of 16 Pages
-------------------                                          -------------------
------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              DAVID J. COWAN
              ###-##-####
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) | |
                                                                   (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY


------------- -----------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ---------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ---------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0-
                                   ---------- ---------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ---------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0-
---------------------------------- ---------- ---------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              -0-
------------- -----------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                  | |


------------- -----------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.0%
------------- -----------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 16 pages

Item 1.

(a)      Name of Issuer:

                           ISIS Pharmaceuticals, Inc.

(b)      Address of Issuer's Principal Executive Office:

                           2280 B Faraday Avenue
                           Carlsbad, California  92008



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          -----------------------------------------------------
         Office and Citizenship:
         ----------------------
                  This statement is filed by Bessemer Venture Partners II L.P. and Bessemer Venture Partners III L.P. (collectively referred to as "Bessemer"), both Delaware limited partnerships having their principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

                   This statement is also filed by Deer II & Co. LLC, a Delaware limited liability company whose members are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon and Christopher F. O. Gabrieli, and by Deer III & Co. LLC, a Delaware limited liability company whose members are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F. O. Gabrieli, Michael I. Barach** and David J. Cowan. All of such individuals are United States citizens. This statement is also filed by each of such individuals. Deer II & Co. LLC and Deer III & Co. LLC are, respectively, the General Partners of Bessemer Venture Partners II L.P. and Bessemer Venture Partners III L.P. and have their principal offices at the same address as Bessemer. The principal business of Deer II & Co. LLC and Deer III & Co. LLC is making venture capital investments for the account of Bessemer and is carried on at their principal offices, at 535 Middlefield Road, Suite 245, Menlo Park, California 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Brownstein's and Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's principal business address is the principal office of Bessemer. Mr. Burgin's, Mr. Hardymon's, Mr. Gabrieli's and Mr. Barach's principal business address is the Wellesley Hills address.

*As of January 1, 1995, Mr. Brownstein became a special member of Deer II and Deer III with no power to participate in the management of their affairs.
**As of August 1, 1996, Mr. Barach became a special member of Deer III with no power to participate in the management of its affairs.


(d)      Title of Class of Securities:

                           Common Stock

(e)      CUSIP Number:

                           464330109


                              Page 13 of 16 pages

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

                  Not applicable.


Item 4.  Ownership as of December 31, 1999

                  Items 5 through 9 of Pages 2 through 12 of this Statement incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |X|.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  See the answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                  Not applicable.


                               Page 14 of 16 pages

Item 10.  Certification

                  Not applicable.


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                        BESSEMER VENTURE PARTNERS II L.P.

                        By: Deer II & Co. LLC, General Partner

                        By: /s/ Robert H. Buescher
                           ------------------------------------
                           Robert H. Buescher, Manager


                        DEER II & Co. LLC

                        By: /s/ Robert H. Buescher
                           ------------------------------------
                           Robert H. Buescher, Manager


                        BESSEMER VENTURE PARTNERS III L.P.

                        By: Deer III & Co. LLC, General Partner

                        By: /s/ Robert H. Buescher
                           ------------------------------------
                           Robert H. Buescher, Manager


                        DEER III & Co. LLC

                        By: /s/ Robert H. Buescher
                           ------------------------------------
                            Robert H. Buescher, Manager


                        NEILL H. BROWNSTEIN

                        By:                 *
                           ------------------------------------
                           Robert H. Buescher, Attorney-in-Fact


                               Page 15 of 16 pages

                        WILLIAM T. BURGIN

                        By:                 *
                           ------------------------------------
                           Robert H. Buescher, Attorney-in-Fact


                        G. FELDA HARDYMON

                        By:                 *
                           ------------------------------------
                           Robert H. Buescher, Attorney-in-Fact


                        CHRISTOPHER F.O. GABRIELI

                        By:                 *
                           ------------------------------------
                           Robert H. Buescher, Attorney-in-Fact


                        MICHAEL I. BARACH

                        By:                 *
                           ------------------------------------
                           Robert H. Buescher, Attorney-in-Fact


                        DAVID J. COWAN

                        By:                 *
                           ------------------------------------
                           Robert H. Buescher, Attorney-in-Fact



                         /s/ Robert H. Buescher
                        ----------------------------------------
                        Robert H. Buescher for himself and as
                        Attorney-in-Fact for the above parties
                        having an asterisk (*) above their
                        signature line



                               Page 16 of 16 pages